As filed with the Securities and Exchange Commission on March 18, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	200 Clarendon St., Floor 25 Boston, Massachusetts 02116	55-0886410
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(IRS Employer Identification No.)

ATLANTIC POWER HOLDINGS, INC.
THIRD AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Barry E. Welch

President and Chief Executive Officer

Atlantic Power Corporation

200 Clarendon St., Floor 25

Boston, Massachusetts 02116

(617) 977-2400
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Laura Hodges Taylor, Esq.

Yoel Kranz, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, no par value	1,000,000	$14.93	$14,930,000	$1,733.37
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Atlantic Power Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457 (h) under the Securities Act based on the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange on March 17, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*      The documents containing the information required by this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The documents listed below, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a)                Annual Report on Form 10-K, filed with the Commission on March 18, 2011; and

(b)               The description of the Company’s common shares contained in the Company’s Registration Statement on Form 10 (File No. 001-34691), filed with the Commission on July 21, 2010.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Goodmans, Vancouver, British Columbia, will pass upon the validity of the shares of Common Stock of the Company offered by this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BC Act”), the Company may indemnify a present or former director or officer or a person who acts or acted at its request as a director or officer of another corporation or one of its affiliates, and his or her heirs and personal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action to which he or she is made a party by reason of his or her position and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful. Other forms of indemnification may be made with court approval.

In accordance with the Company’s articles of continuance (the “Articles”), the Company shall indemnify every director or former director, or may, subject to the BC Act, indemnify any other person. The Company has entered into indemnity agreements with its directors and executive officers, whereby the Company has agreed to indemnify the directors and officers to the extent permitted by the Articles and the BC Act.

The Articles permit the Company, subject to the limitations contained in the BC Act, to purchase and maintain insurance on behalf of any person, as the board of directors may from time to time determine. The Company’s directors and officers liability insurance coverage consists of three policies with aggregate limits of $30 million.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this registration statement.

Exhibit Number	Documents
4.1

Articles of Continuance of Atlantic Power Corporation, dated November 24, 2009, as amended on June 29, 2010 (incorporated by reference herein to Exhibit 3.1 to the Company’s registration statement on Form 10-12B (File No. 001-34691) filed with the Commission on July 9, 2010).

4.2

Third Amended and Restated Long-Term Incentive Plan, adopted June 29, 2010 (incorporated by reference herein to Exhibit 10.6 to the Company’s registration statement (File No. 001-34691) on Form 10-12B filed with the Commission on July 9, 2010).

5.1	Opinion of Goodmans*

23.1	Consent of Goodmans (included in Exhibit 5.1)

23.2	Consent of KPMG LLP*

23.3	Consent of KPMG LLP *

23.4	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on the signature page of this registration statement)*

*      Filed herewith

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 18th day of March, 2011.

Atlantic Power Corporation

By:	/s/ Patrick J. Welch
Patrick J. Welch
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Atlantic Power Corporation, hereby severally constitute Barry E. Welch and Patrick J. Welch and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Atlantic Power Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry E. Welch	President, Chief Executive Officer and Director	March 18, 2011
Barry E. Welch	(principal executive officer)

/s/ Patrick J. Welch	Chief Financial Officer	March 18, 2011
Patrick J. Welch	(principal financial and accounting officer)

/s/ Irving R. Gerstein	Chairman of the Board	March 18, 2011
Irving R. Gerstein

/s/ Kenneth M. Hartwick	Director	March 18, 2011
Kenneth M. Hartwick

/s/ R. Foster Duncan	Director	March 18, 2011
R. Foster Duncan

/s/ John A. McNeil	Director	March 18, 2011
John A. McNeil

/s/ Holli Nichols	Director	March 18, 2011
Holli Nichols

EXHIBIT INDEX

Exhibit Number	Documents
4.1

Articles of Continuance of Atlantic Power Corporation, dated November 24, 2009, as amended on June 29, 2010 (incorporated by reference herein to Exhibit 3.1 to the Company’s registration statement on Form 10-12B (File No. 001-34691) filed with the Commission on July 9, 2010).

4.2

Third Amended and Restated Long-Term Incentive Plan, adopted June 29, 2010 (incorporated by reference herein to Exhibit 10.6 to the Company’s registration statement (File No. 001-34691) on Form 10-12B filed with the Commission on July 9, 2010).

5.1	Opinion of Goodmans*

23.1	Consent of Goodmans (included in Exhibit 5.1)

23.2	Consent of KPMG LLP*

23.3	Consent of KPMG LLP *

23.4	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on the signature page of this registration statement)*

*      Filed herewith